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                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mercator Software, Inc. of our report dated February 6, 2002, with respect to the consolidated balance sheets of Mercator Software, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Mercator Software, Inc. We also consent to the reference to our Firm under the heading Experts in such Registration Statement.

                                         /s/ KPMG LLP
                                         -------------
                                         KPMG LLP


Date: March 18, 2002